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                                                                  EXHIBIT 3(i).4

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 S3 INCORPORATED



         S3 Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST: That the Board of Directors of said corporation at a regular meeting of said Board held on January 14, 1999, duly adopted a resolution proposing and declaring advisable the following amendment to Article IV of the Restated Certificate of Incorporation of said corporation:


                                   ARTICLE IV

         A. Number and Classes of Stock. This Corporation is authorized to issue two classes of stock, designated "Preferred Stock" and "Common Stock," respectively. The total number of shares which this Corporation shall have authority to issue is one hundred twenty-five million (125,000,000). The number of shares of Common Stock authorized to be issued is one hundred twenty million (120,000,000) with a par value of $0.0001. The number of shares of Preferred Stock authorized to be issued is five million (5,000,000) with a par value of $0.0001. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of this Corporation (the "Board of Directors") in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Restated Certificate of Incorporation, the only stockholder approval required shall be the affirmative vote of a majority of the combined voting power of the Common Stock and the Preferred Stock so entitled to vote.

         B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions

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thereof. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of the series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         C.       Common Stock.

         1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

         2. Voting Rights. Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders of the corporation.

         3. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of this Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

         4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of this Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Restated Certificate of Incorporation, to receive all of the remaining assets of the corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

         SECOND: Pursuant to a special meeting and vote of stockholders, the stockholders have given consent to said amendment in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.


         IN WITNESS WHEREOF, S3 Incorporated has caused this certificate to be signed this 25th day of February, 1999.


                             By   /s/ Walter D. Amaral
                                  -------------------------------
                                  Walter D. Amaral
                                  Senior Vice President and
                                  Chief Financial Officer


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